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                             [DIEDRICH LETTERHEAD]

                                 April 23, 1997

Mr. Lawrence Goelman
Diedrich Coffee, Inc.
2144 Michelson Drive
Irvine, CA 92715

Dear Larry:

        This letter shall set forth the understanding between you and the other members of the Board of Directors of Diedrich Coffee, Inc., a Delaware corporation (the "Company") regarding your role as interim President and Chief Executive Officer (the "Agreement"). Subject to the terms and conditions set forth herein, we agree as follows:

        1. You are hereby appointed and agree to serve as the Company's interim President and Chief Executive Officer for the near term period which is not anticipated to exceed six months from the date hereof.

        2. As compensation for serving as the Company's interim President and Chief Executive Officer, you shall be entitled to the following:

               (a) $10,000 per month (less all amounts required by law to be withheld or deducted) payable on the last day of each month (or any pro rata portion thereof for any month of partial service) for so long as you continue in the role of interim Chief Executive Officer and/or Chairman.

               (b) The Company shall grant options to you pursuant to the Company's 1996 Stock Incentive Plan in accordance with the following terms and conditions: (i) you shall receive an option to purchase 25,000 shares of the Company's common stock, which shall become exercisable on April 23, 1997 at an exercise price of $2.75, which represents the closing price for the stock on the date hereof and (ii) you shall receive options to purchase an additional 75,000 shares of the Company's common stock which shall become exercisable in increments of 15,000 shares commencing on May 23, 1997 and on the 23rd day of each month thereafter for so long as you continue in the role of interim Chief Executive Officer and/or Chairman at an exercise price of $2.75, which represents the closing price for the stock on the date hereof. In the event that you cease to serve as the Company's interim President and Chief Executive Officer and/or Chairman, all of the options that have not otherwise become exercisable shall terminate on the effective date of your cessation of employment with the Company. All of the options that have become exercisable shall terminate on the date five years following the date of your cessation of employment with the Company.

        3. The Company shall pay or reimburse you for all reasonable and necessary travel and other business expenses incurred or paid by you in connection with the performance of your services under this Agreement consistent with the Company's policies for other senior executives of the Company.
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        4.      This Agreement is "at will" and it may be terminated, with or without cause, at any time, by either you or the Company.

        Thank you for your assistance to the Company at this important time. If the provisions of this letter are consistent with your understanding of our agreement, please sign and return the enclosed counterpart copy of this letter to me at your earliest convenience.

                                        Sincerely,


                                        Martin R. Diedrich
                                        Chairman of the Board of Directors

Accepted and agreed to:


-------------------------------
Lawrence Goelman


Date:  April 23, 1997